EXHIBIT 99.1
WEED, Inc. Takes Important First Step
to Enter New York Market

WEED, Inc. wins bid to acquire property in New York
with unlimited water extraction rights

TUCSON, AZ, July 10, 2019 – WEED, Inc. (OTCQB: BUDZ), a global Cannabis holding company focused on the development and application of cannabis–derived compounds for the treatment of human diseases, announced today that it was the winning bidder at the auction held to sell Greg DiPaolo’s Pro Am Golf, LLC property located in Westfield, New York. WEED, Inc. already owns water extraction rights related to the property.

WEED, Inc.’s winning bid was $597,000, with $120,000 being paid by a non-refundable deposit already paid by WEED, Inc. The remaining $477,000 of the purchase price to acquire the property is due on July 31, 2019. WEED, Inc. does not currently have the remaining purchase price and will need to raise funds to complete the acquisition.

The property is approximately 43 acres and has unlimited water extraction rights from the State of New York. The Company plans to use the property as an inroads to the New York hemp and infused beverage markets in the future. However, there are no current plans, budget or funds to proceed with operations in New York if the Company is successful in acquiring the property, and the Company does not plan to create any plans to do so until proper funding is secured after acquiring this property.

“We are extremely happy we won the auction as we believe the property is more valuable than our winning bid amount and will prove to be important to the company moving forward on several different fronts” comments WEED, Inc. President/CEO Glenn E. Martin. “We also believe having a foothold in New York gives us a presence on the East Coast that we are currently lacking. We are hopeful in our ability to close on the acquisition of the property,” continued Mr. Martin.

About WEED, Inc.

WEED, Inc. along with its subsidiary, Sangro AT, LLC, is an early stage cannabis holding company, which focuses on the development and application of cannabis-derived compounds for the treatment of human disease with a goal of identifying, collecting, and archiving a collection of medicinal cannabis strains. It also focuses on purchasing land and building commercial grade cultivation centers to consult, assist, manage, and lease to dispensary owners and organic grow operators. WEED, Inc. is based out of Tucson, Arizona and more information can be found on the corporation’s website at www.WEEDIncUSA.com.

About Sangre AT, LLC

Sangre AT, LLC (dba "Sangre AgroTech") is WEED, Inc.’s wholly-owned subsidiary and is a plant genomic research and breeding company comprised of top-echelon scientists with extensive expertise in genomic sequencing, genetics-based breeding, plant tissue culture, and plant biochemistry, utilizing the most advanced sequencing and analytical technologies and proprietary bioinformatics data systems available. For additional information about Sangre AgroTech, please visit www.sangreagrotech.com.

No Offer to Sell Securities:

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of WEED, Inc.'s securities, here or abroad, nor shall there be any sale of the shares of common stock in any state or country in which offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

Forward-Looking Statements:

This release contains forward-looking statements. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects," "anticipates," "intends," "estimates," "plans," "potential," "possible," "probable," "believes," "seeks," "may," "will," "should," "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business, including that we have a limited operating history and very limited funds, are dependent upon key personnel whose loss may adversely impact our business, some of our potential business activities, while believed to be compliant with applicable state law, may be illegal under federal law because they violate the Federal Controlled Substances Act, and we may be subject to the risks related to the cost, delays and uncertainties associated with potential future scientific research, product development, clinical trials and the regulatory approval process. We may not be able to enter into binding agreements related to the subject matter of this press release on terms favorable to us or at all. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

For more information, contact:

Glenn E. Martin at (520) 818-8582 or glenn@WEEDIncUSA.com
SOURCE: WEED, Inc.

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